Exhibit 10.14

INDEPENDENT CONTRACTOR SERVICES AGREEMENT

This Agreement is made and entered into, as of June 2, 2006 (“Effective Date”), by and between SciClone Pharmaceuticals, Inc. (“Company”), having a principal place of business at 901 Mariners Island Boulevard, Suite 205, San Mateo, CA 94404 and Ira Lawrence, M.D., an individual of the state of Illinois, having a principal place of business at [            ] (“Contractor”).

1. Engagement of Services. Company may issue Project Assignments to Contractor in the form attached to this Agreement as Exhibit A (Project Assignment). A Project Assignment will become binding when both parties have signed it and once signed, Contractor will be obligated to provide the services as specified in such Project Assignment. The terms of this Agreement will govern all Project Assignments and services undertaken by Contractor for Company.

2. Compensation; Timing. Company will pay Contractor the fee set forth in each Project Assignment for the services provided as specified in such Project Assignment. If provided for in the Project Assignment, Company will reimburse Contractor’s expenses no later than thirty (30) days after Company’s receipt of Contractor’s invoice, provided that reimbursement for expenses may be delayed until such time as Contractor has furnished reasonable documentation for authorized expenses as Company may reasonably request. Upon termination of this Agreement for any reason, Contractor will be (a) paid fees on the basis stated in the Project Assignment(s) and (b) reimbursed only for expenses that are incurred prior to termination of this Agreement and which are either expressly identified in a Project Assignment or approved in advance in writing by an authorized Company manager.

3. Independent Contractor Relationship. Contractor’s relationship with Company is that of an independent contractor, and nothing in this Agreement is intended to, or shall be construed to, create a partnership, agency, joint venture, employment or similar relationship. Contractor will not be entitled to any of the benefits that Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Contractor is not authorized to make any representation, contract or commitment on behalf of Company unless specifically requested or authorized in writing to do so by a Company manager. Contractor is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Contractor is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of Contractor’s compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes. Company will regularly report amounts paid to Contractor by filing Form 1099-MISC with the Internal Revenue Service as required by law.

4. Disclosure and Assignment of Work Resulting from Project Assignments.

4.1 “Innovations” and “Company Innovations” Definitions. “Innovations” means all new or useful art, compositions of matter, combinations, clinical materials, discoveries, formulae, manufacturing techniques, technical developments processes, machines improvements, inventions (whether or not protectable under patent laws), works of authorship, designs, developments, and information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, ideas (whether or not protectable under trade secret laws), trademarks, service marks, trade names, trade dress and artwork, software and designs. “Company Innovations” means Innovations that Contractor, solely or jointly with others, conceives, develops or reduces to practice related to any Project Assignment.

4.2 Disclosure and Assignment of Company Innovations. Contractor agrees to maintain adequate and current records of all Company Innovations, which records shall be and remain the property of Company. Contractor agrees to promptly disclose and describe to Company all Company Innovations. Contractor hereby does and will assign to Company or Company’s designee all of Contractor’s right, title and interest in and to any and all Company Innovations and all associated records. To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by Contractor to Company, Contractor hereby grants to Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to the Company Innovations can neither be assigned nor licensed by Contractor to Company, Contractor hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title and interest against Company or any of Company’s successors in interest.

4.3 Assistance. Contractor agrees to perform, during and after the term of this Agreement, all acts that Company deems necessary or desirable to permit and assist Company, at its expense, in obtaining, perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations as provided to Company under this Agreement. If Company is unable for any reason to secure Contractor’s signature to any document required to file, prosecute, register or memorialize the assignment of any rights under any Company Innovations as provided under this Agreement, Contractor hereby irrevocably designates and appoints Company and Company’s duly authorized officers and agents as Contractor’s agents and attorneys-in-fact to act for and on Contractor’s behalf and instead of Contractor to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance and enforcement of rights under such Company Innovations, all with the same legal force and effect as if executed by Contractor. The foregoing is deemed a power coupled with an interest and is irrevocable.

4.4 Out-of-Scope Innovations. If Contractor incorporates or permits to be incorporated any Innovations relating in any way, at the time of conception, reduction to practice, creation, derivation, development or making of such Innovation, to Company’s business or actual or demonstrably anticipated research or development but which were conceived, reduced to practice, created, derived, developed or made by Contractor (solely or jointly) either unrelated to Contractor’s work for Company under this Agreement or prior to the Effective Date (collectively, the “Out-of-Scope Innovations”) into any of the Company Innovations, then Contractor hereby grants to Company and Company’s designees a non-exclusive, royalty-free, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to practice all patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to such Out-of-Scope Innovations. Notwithstanding the foregoing, Contractor agrees that Contractor will not incorporate, or permit to be incorporated, any Innovations conceived, reduced to practice, created, derived, developed or made by others or any Out-of-Scope Innovations into any Company Innovations without Company’s prior written consent.

5. Confidentiality.

5.1 Definition of Confidential Information. “Confidential Information” means (a) any technical and non-technical information related to the Company’s business and current, future and proposed products and services of Company, including for example and without limitation, Company Innovations, Company Property (as defined in Section 6 (“Ownership and Return of Confidential Information and Company Property”)), and Company’s information concerning research, development, design details and specifications, financial information, procurement requirements, engineering and manufacturing information, customer lists, business forecasts, sales information, marketing plans business plans, data, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentations and testing, strategies and techniques, and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, apparatus, compositions, documents, drawings, machinery, patent applications records and reports) and (b) any information that may be made known to Contractor and that Company has received from others that Company is obligated to treat as confidential or proprietary.

5.2 Nondisclosure and Nonuse Obligations. Except as permitted in this Section, Contractor shall not use, disseminate or in any way disclose the Confidential Information. Contractor may use the Confidential Information solely to perform Project Assignment(s) for the benefit of Company. Contractor shall treat all Confidential Information with the same degree of care as Contractor accords to Contractor’s own confidential information, but in no case shall Contractor use less than reasonable care. If Contractor is not an individual, Contractor shall disclose Confidential Information only to those of Contractor’s employees who have a need to know such information. Contractor certifies that each such employee will have agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions at least as protective as those terms and conditions applicable to Contractor under this Agreement. Contractor shall immediately give notice to Company of any unauthorized use or disclosure of the Confidential Information. Contractor shall assist Company in remedying any such unauthorized use or disclosure of the Confidential Information. Contractor agrees not to communicate any information to Company in violation of the proprietary rights of any third party.

5.3 Exclusions from Nondisclosure and Nonuse Obligations. Contractor’s obligations under Section 5.2 (Nondisclosure and Nonuse Obligations) shall not apply to any Confidential Information that Contractor can demonstrate (a) was in the public domain at or subsequent to the time such Confidential Information was communicated to Contractor by Company through no fault of Contractor; (b) was rightfully in Contractor’s possession free of any obligation of confidence at or subsequent to the time such Confidential Information was communicated to Contractor by Company; or (c) was developed by employees of Contractor independently of and without reference to any Confidential Information communicated to Contractor by Company. A disclosure of any Confidential Information by Contractor (a) in response to a valid order by a court or other governmental body or (b) as otherwise required by law shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that Contractor shall provide prompt prior written notice thereof to Company to enable Company to seek a protective order or otherwise prevent such disclosure.

6. Ownership and Return of Confidential Information and Company Property. All Confidential Information and any materials (including, without limitation, documents, drawings, papers, diskettes, tapes, models, apparatus, sketches, designs and lists) furnished to Contractor by Company, whether delivered to Contractor by Company or made by Contractor in the performance of services under this Agreement and whether or not they contain or disclose Confidential Information (collectively, the “Company Property”), are the sole and exclusive property of Company or Company’s suppliers or customers. Contractor agrees to keep all Company Property at Contractor’s premises unless otherwise permitted in writing by Company. Within five (5) days after any request by Company, Contractor shall destroy or deliver to Company, at Company’s option, (a) all Company Property and (b) all materials in Contractor’s possession or control that contain or disclose any Confidential Information. Contractor will provide Company a written certification of Contractor’s compliance with Contractor’s obligations under this Section.

7. Observance of Company Rules. At all times while on Company’s premises, Contractor will observe Company’s rules and regulations with respect to conduct, health, safety and protection of persons and property.

8. No Conflict of Interest. During the term of this Agreement, Contractor will not accept work, enter into a contract or accept an obligation inconsistent or incompatible with (a) Contractor’s obligations under this Agreement or (b) the scope of services to be rendered by Contractor for Company solely as set forth in any particular Project Assignment that is binding pursuant to the provisions of Section 1 of this Agreement. Contractor warrants that, to the best of Contractor’s knowledge, there is no other existing contract or duty on Contractor’s part that conflicts with or is inconsistent with this Agreement. Contractor agrees to indemnify Company from any and all loss or liability incurred by reason of the alleged breach by Contractor of any services agreement with any third party. For the avoidance of doubt, the terms and provisions of this Agreement are not intended to, and do not, contravene or limit any duties that Contractor owes or will owe to the Company and its stockholders under applicable law, including without limitation with respect to Contractor’s role as a member of the Company’s Board of Directors and his former role as the Company’s President and Chief Executive Officer.

9. Term and Termination.

9.1 Term. This Agreement is effective as of the Effective Date set forth above and will terminate on May 31, 2007 unless terminated earlier as set forth below.

9.2 Termination by Company. Except during the term of a Project Assignment, Company may terminate this Agreement without cause at any time, with termination effective fifteen (15) days after Company’s delivery to Contractor of written notice of termination. Company also may terminate this Agreement (a) immediately upon Contractor’s breach of Section 4 (Disclosure and Assignment of Work Resulting from Project Assignments), 5 (Confidentiality) or 10 (Noninterference with Business) or (b) immediately for a material breach by Contractor if Contractor’s material breach of any other provision under this Agreement or obligation under a Project Assignment is not cured within ten (10) days after the date of Company’s written notice of breach.

9.3 Termination by Contractor. Contractor may terminate this Agreement without cause at any time, with termination effective fifteen (15) days after Contractor’s delivery to Company of written notice of termination. Contractor also may terminate this Agreement immediately for a material breach by Company if Company’s material breach of any provision of this Agreement is not cured within ten (10) days after the date of Contractor’s written notice of breach.

9.4 Effect of Expiration or Termination. Upon expiration or termination of this Agreement, Company shall pay Contractor for services performed under this Agreement as set forth in each then pending Project Assignment(s). The definitions contained in this Agreement and the rights and obligations contained in this Section and Sections 4 (Disclosure and Assignment of Work Resulting from Project Assignments), 5 (Confidentiality), 6 (Ownership and Return of Confidential Information and Company Property), 10 (Noninterference with Business) and 11 (General Provisions) will survive any termination or expiration of this Agreement.

10. Noninterference with Business. During this Agreement, and for a period of two (2) years immediately following the termination or expiration of this Agreement, Contractor agrees not to solicit or induce any employee or independent contractor to terminate or breach an employment, contractual or other relationship with Company.

11. General Provisions.

11.1 Successors and Assigns. Contractor may not subcontract or otherwise delegate Contractor’s obligations under this Agreement without Company’s prior written consent. Subject to the foregoing, this Agreement will be for the benefit of Company’s successors and assigns, and will be binding on Contractor’s assignees.

11.2 Injunctive Relief. Contractor’s obligations under this Agreement are of a unique character that gives them particular value; Contractor’s breach of any of such obligations will result in irreparable and continuing damage to Company for which money damages are insufficient, and Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including money damages if appropriate).

11.3 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth above or to such other address as either party may provide in writing.

11.4 Governing Law; Forum. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in California, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in California, such personal jurisdiction shall be nonexclusive. Additionally, notwithstanding anything in the foregoing to the contrary, a claim for equitable relief arising out of or related to this Agreement may be brought in any court of competent jurisdiction.

11.5 Severability. If a court of law holds any provision of this Agreement to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to achieve an economic effect that is as near as possible to that provided by the original provision and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

11.6 Waiver; Modification. If Company waives any term, provision or Contractor’s breach of this Agreement, such waiver shall not be effective unless it is in writing and signed by Company. No waiver by a party of a breach of this Agreement shall constitute a waiver of any other or subsequent breach by Contractor. This Agreement may be modified only by mutual written agreement of authorized representatives of the parties.

11.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous agreements concerning such subject matter, written or oral.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

“Company”		“Contractor”

SciClone Pharmaceuticals, Inc.		Ira Lawrence, M.D.

By:	/s/ Friedhelm Blobel, Ph.D.	By:	/s/ Ira Lawrence, M.D.
Name:	Friedhelm Blobel, Ph.D.
Title:	Chief Executive Officer

Exhibit A

PROJECT ASSIGNMENT

Services. The Contractor shall provide such consulting services to the Company as mutually agreed upon by Contractor and the Company in the area of pharmaceutical research and clinical development and any other services as mutually agreed upon by Contractor and the Company. The Contractor shall report directly to the Company’s Chief Executive Officer with respect to his services under this Agreement.

Reference is hereby made to that certain Confidential Separation Agreement and General Release of Claims between the Contactor and the Company dated as of April 23, 2006 (the “Separation Agreement”). This Agreement is intended to constitute a “consulting agreement” for purposes of the Separation Agreement, including without limitation with respect to Sections 3(b), 3(d) and 3(i) thereof. The Contractor and the Company hereby reaffirm the terms of the Separation Agreement, including that notwithstanding the terms of any option or stock agreement between the Contractor and the Company, (i) further vesting under any options granted to the Contractor in his capacity as an Employee (as defined in the Separation Agreement) shall cease as of the date hereof, and (ii) the Contractor will be entitled to exercise his vested options, as described in the Separation Agreement, for as long as he continues to be available to provide consulting services to the Company, or serves as a member of the Company’s Board and for 3 months after he ceases to be available to provide such services.

Further, the Contractor’s service to the Company as a member of the Company’s Board (or any committee thereof), pursuant to Section 3(e) of the Separation Agreement or otherwise, shall not be deemed to be service provided under this Agreement (for purposes of compensation to the Contractor, obligations of the Company or the Contractor, or otherwise). In the event of any disagreement between the Company and the Contractor regarding whether any particular service(s) by the Contractor shall be deemed to be service provided under this Agreement or service provided in his capacity as a member of the Company’s Board (or any committee thereof), the characterization of such service will be made in the sole discretion of the Compensation Committee of the Company’s Board, which characterization shall be decisive and binding on the Company and the Contractor.

Payment of Fees. Fee will be $400.00 per hour; provided, however, that compensation for all services provided under this Agreement (including all expenses as described below) shall not exceed $59,999 in any calendar year unless approved in writing by the Compensation Committee of the Company’s Board. If either party for any reason terminates this Project Assignment or the Independent Contractor Services Agreement that governs it, fees will be paid based on Contractor time spent.

Expenses. Company will reimburse Contractor for the following expenses incurred in connection with this Project Assignment within fifteen (15) days of the Company’s receipt of proper documentation of such expenses from Contractor (including receipts):

•	$100.00 per hour for actual time used for travel to and from the Company’s offices or other locations agreed to in the conduct of the Contractor’s work for the Company; and

•	Reasonable and customary out-of-pocket expenses, including travel, hotel and meal accommodations, mailing, faxing and telephone calls.

NOTE: This Project Assignment is governed by the terms of an Independent Contractor Services Agreement in effect between Company and Contractor. Any item in this Project Assignment that is inconsistent with such agreement is invalid.

IN WITNESS WHEREOF, the parties have executed this Project Assignment as of the later date below.

“Company”		“Contractor”

SciClone Pharmaceuticals, Inc.		Ira Lawrence, M.D.

By:	/s/ Friedhelm Blobel, Ph.D.	By:	/s/ Ira Lawrence, M.D.
Name:	Friedhelm Blobel, Ph.D.	Date:	June 2, 2006
Title:	Chief Executive Officer
Date:	June 2, 2006